STOCK PURCHASE AGREEMENT

THIS STOCK PURCHASE AGREEMENT (this “Agreement”) is made as of June 4, 2015 by and among H. Deworth Williams (“H.D. Williams”), Edward F. Cowle (“Cowle”), Geoff Williams (“Mr. Williams”), each with offices for purposes of this Agreement at 2681 East Parleys Way, Suite 204, SLC, UT 84109 (collectively “Sellers” and individually a “Seller”), and MCB Network Corp., a Texas Corporation (the “Purchaser”).

WHEREAS, Sellers own collectively, and are selling pursuant to this Agreement in the amounts, to the Purchaser and for the purchase price set forth on Annex I to this Agreement, Nine Million Four Hundred Seventy Six Thousand One Hundred Fifty (9,476,150) shares (the “Purchase Shares”) of the common stock, par value $0.001 per share (the “Common Stock”) of Uplift Nutrition, Inc., a publicly held and publicly traded Nevada corporation (“UPNT”).

WHEREAS, Purchaser desires to purchase and Sellers agree to sell the 9,476,150 Purchase Shares, (which is two (2) million shares less than the aggregate shares of Common Stock the Sellers collectively beneficially and of record own and hold), all on the terms and conditions set forth herein.

WHEREAS, The Purchased Shares represent 68.2% of the 13,892,597 aggregate number of issued and outstanding shares of Common Stock (no preferred shares being either issued or outstanding); and

WHEREAS, of the 9,476.150 Purchased Shares (i) H.D. Williams owns of record and beneficially 8,401,550 Purchase Shares (represented by stock certificate: 1340) (ii) Mr. Cowle owns of record and beneficially 633,000 Purchase Shares (represented by stock certificate: 1326); and (iii) Mr. Williams owns of record and beneficially 441,600 Purchase Shares (represented by stock certificate: 1327 (90,000 Shares) and stock certificate: 1333 (351,600 Shares)).

(1)

NOW, THEREFORE, it is agreed:

1.	Definitions. As used herein, the following terms shall have the meanings set forth below:

(a)                “Applicable Law” means any domestic or foreign law, statute, regulation, rule or ordinance applicable to the businesses or corporate existence of UPNT or to any individual who is a party to this Agreement.

(b)               “Commission” or the “SEC” means the United States Securities Exchange Commission.

(c)                “Lien” means, with respect to any property or asset (including, but not limited to, stock certificates or other securities), any mortgage, lien, pledge, charge, security interest, claim, encumbrance, royalty interest, any other adverse claim of any kind in respect of such property or asset, or any other restrictions or limitations of any nature whatsoever.

(d)               “Material Adverse Effect” with respect to any entity or group of entities means any event, change or effect that has or would have a materially adverse effect on the financial condition, business or results of operations of such entity or group of entities, taken as a whole.

(e)                “Tax” (and, with correlative meaning, “Taxes” and “Taxable”) means:

(i) any income, alternative or add-on minimum tax, gross receipts tax, sales tax, use tax, ad valorem tax, transfer tax, franchise tax, profits tax, license tax, withholding tax, payroll tax, employment tax, excise tax, severance tax, stamp tax, occupation tax, property tax, environmental or windfall profit tax, custom, duty or other tax, impost, levy, governmental fee or other like assessment or charge of any kind whatsoever together with any interest or any penalty, addition to tax or additional amount imposed with respect thereto by any governmental or Tax authority responsible for the imposition of any such tax (domestic or foreign), and

(ii) any liability for the payment of any amounts of the type described in clause (i) above as a result of being a member of an affiliated, consolidated, combined or unitary group for any Taxable period, and

(iii) any liability for the payment of any amounts of the type described in clauses (i) or (ii) above as a result of any express or implied obligation to indemnify any other person.

(f)                “Tax Return” means any return, declaration, form, claim for refund or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

2.	Purchase of the Purchase Shares. Sellers agree to sell to Purchaser, and Purchaser agree to purchase from the Sellers the 9,467,150 Purchase Shares for an aggregate purchase price (the “Purchase Price”) of One Hundred Thirty Five Thousand Five Hundred Eight Dollars and Sixty-Six Cents ($135,508.66), all as set forth on Annex I hereto, and the 9,467,150 Purchase Shares, shall be delivered by each such Seller to the respective Purchaser, free and clear of any and all Liens and pre-emptive rights, rights of first refusal and/or similar rights.

3.	Deliveries to Escrow Agent. Promptly after the execution of this Agreement, (i) Purchaser shall deposit the $135,508.66 Purchase Price in immediately available funds into the Attorney Trust Account (the “Attorney Escrow Account”) of Jody Walker Esq. (the “Escrow Agent”), and (ii) each Seller shall send to the Escrow Agent stock certificates representing such Seller’s portion of the 9,467,150 Purchase Shares together with stock powers for each such Seller’s Purchase Shares endorsed in blank and signed by each such Seller together with any other assignment documents sufficient to legally transfer to the Purchaser all of each Seller’s Purchase Shares being sold to the Purchaser as set forth on Annex I hereto (collectively, the “Stock Certificates and Related Items”). The number of Purchase Shares each Seller is selling to the Purchaser and the Stock Certificate numbers representing each such Seller’s Purchase Shares is set forth on Annex I hereto. The Escrow Agent will hold the Stock Certificates and Related Items and the other Seller Deliverables (as defined below) in escrow and the Purchaser’s funds representing the Purchase Price in the Attorney Escrow Account pending the Closing (as defined below), or the termination of this Agreement. If the Closing occurs, the Escrow Agent at the time of Closing, shall comply with Section 4(b). If the Closing does not occur, upon receipt of notice of termination properly given by the Sellers or the Purchaser pursuant to Section 10 hereof, the Escrow Agent shall return immediately, but in no event later than two (2) business days, the Stock Certificates and Related Items and other Seller Deliverables to the Sellers and wire transfer to the Purchaser the full Purchase Price.

4.	The Closing. The purchase and sale of the 9,467,150 Purchase Shares by the Purchaser from the Sellers will be consummated (the “Closing”) promptly following the satisfaction of the conditions set forth in Section 9 hereof. The date of the Closing is referred to herein as the “Closing Date.” The Closing shall be effected as follows:

(a)	On or prior to the Closing Date, (x) the Sellers, (y) Nick Calapa and Greenwich (as defined below), and (z) the Company shall deliver to the Escrow Agent the following documents and instruments as so required by such parties pursuant to this Section 4 (“Seller Deliverables”):

(2)

                                i.            [INTENTIONALLY LEFT BLANK]

                              ii.            a general release from each of the Sellers (the “Sellers’ General Releases”), in form satisfactory to Purchaser and its counsel of all claims and liabilities, if any, of UPNT to Sellers; including, but not limited to, the 2 Notes (as defined below) accruing interest at a rate of 8% per annum, which are in the principal amounts and owned as follows: (1) $41,312 aggregate principal amount as of December 31, 2014 and $47,311.67 aggregate principal amount as of March 31, 2015 (plus $2,463 of “accrued interest payable—related party” as of December 31, 2014 and a total of $3,395.07 in accrued interest payable as of March 31, 2015, owned by H.D. Williams (the “H.D. Williams Note”) and (2) $60,000 aggregate principal amount as of both December 31, 2014 and March 31, 2015 (plus $7,967 of accrued and unpaid interest as of December 31, 2014 and a total of $9,151 of accrued and unpaid interest as of March 31, 2015), owned by Mr. Cowle (the “Cowle Note” and, together with the H.D. Williams Note, collectively the “2 Notes”), which 2 Notes are reflected in the line items “Due to Related Party” and “Note Payable” in UPNT’s audited balance sheet in its audited financial statements for the year ended December 31, 2014 included in UPNT’S Annual Report on Form 10-K for year ended December 31, 2014 (the “2014 10-K”); which aggregate principal amount of the 2 Notes have increased by $5,999.67 from December 31, 2014, through and including the Closing Date (excluding non-compounding interest on such principal amount at the rate of 8% per annum), of which such $5,999.67 additional principal amount was a result of additional funds loaned to UPNT by H.D. Williams or Blue Cap Development Corp, a Nevada corporation, solely and exclusively controlled and owned by H.D. Williams (“Blue Cap”), which such $5,999.67 is reflected in bank statements provided to the Purchasers at or prior to Closing from H.D. Williams/Blue Cap and UPNT showing $6,000 in funds debited from Blue Cap’s bank account at Wells Fargo Bank, Salt Lake City, and $6,000 funds credited to UPNT’s bank account Chase Bank, Salt Lake City, at March end 2015.

                            iii.            resignations of UPNT’s only two officers and directors, effective 10 days after the date that a 14f-1 Information Statement has been duly mailed out to UPNT’s shareholders, and a resolution of the Board of Directors of UPNT electing Sharon Will and Fred Richman, both Purchaser nominees, as directors to the Board of Directors of the Company (the “Board”) and appointing Ms. Will as the President and Secretary and Sean Malatesta as the Chief Executive Officer of the Company, effective on the Closing Date;

                            iv.            the books and records of UPNT; and

                              v.            A general release agreement from Nick Calapa and Greenwich Financial Group and any of their respective assignees (“Greenwich”) in favor of, among others, UPNT, the Sellers, the Purchaser, all officers and directors appointed or to be appointed to the Company by the Board who are the Purchaser’s nominees/designees, and each of the Purchaser’s Affiliates (as defined below), shareholders, officers, directors and related persons, including, but not limited to, relating to the $30,000 being paid by the Sellers to Greenwich and/or Mr. Calapa and the 1,300,000 restricted pre-reverse split shares of Common Stock being issued to Greenwich and/or its assignees upon the automatic conversion of the $1,403.66 portion of the Cowle Note (as defined below) being purchased by Greenwich and/or Mr. Calapa pursuant to the Cowle NPA (as defined below), all as provided in Section 4(a)(viii) of this Agreement (the “Greenwich/Calapa Release”).

                            vi.            The Cowle Note shall have been purchased and converted into 23,000,000 restricted shares (on a pre-1-for-10 reverse stock split basis) of Common Stock (the “Cowle Note Conversion Shares”) and immediately thereafter cancelled, all pursuant to a note purchase agreement between Mr. Cowle and the purchasers (each a “CN Purchaser,” and collectively, the “CN Purchasers”) named therein dated as of the date of this Agreement (the “Cowle NPA”) with each stock certificate representing any of the 23,000,000 Cowle Note Conversion Shares containing a standard Securities Act restrictive legend and an additional legend reflecting the provisions of paragraphs (I) and (II) of this Section 4(a)(vi); and each CN Purchaser shall have agreed in the Cowle NPA and the Irrevocable Proxies (as defined below), to, among other items, that, generally, until the date three (3) business days following the date the Company files a Current Report on Form 8-K with the SEC disclosing the closing by the Company of an acquisition (an “Acquisition”) of a business (whether by acquiring assets, stock, a combination of assets and stock or otherwise), and other required “Form 10-type” information (an “Acquisition 8-K”) (I) none of such 23,000,000 Cowle Note Conversion Shares may be sold, assigned or otherwise transferred, and (II) the right to vote all of the Cowle Note Conversion Shares shall be provided to Sharon Will pursuant to an Irrevocable Proxy and Lock-Up Agreement executed by each Purchaser of any portion of the Cowle Note of any of the 23,000,000 Cowle Conversion Shares, in the form annexed hereto as Exhibit A (each an “Irrevocable Proxy,” and, collectively, the “Irrevocable Proxies”) and (III) the Cowle Note shall be cancelled automatically and immediately following the conversion of the Cowle Note into the 23,000,000 pre-split restricted Cowle Note Conversion Shares, which such conversion shall, as provided in this Agreement and the Cowle NPA, occur simultaneously and automatically with the Closing of this Agreement.

                          vii.            The H.D. Williams Note shall have been purchased and converted into 10,000,000 restricted shares (on a pre-1-for-10 reverse stock split basis) of Common Stock (the “H.D. Williams Note Conversion Shares”), and thereafter immediately cancelled, all pursuant to a Note Purchase and Conversion Agreement between H.D. Williams and the purchasers (each a “HD Purchaser,” and collectively, the “HD Purchasers”) named therein dated the date of this Agreement (the “H.D. Williams NPA”) with each stock certificate representing any of the 10,000,000 H.D. Williams Note Conversion Shares containing a standard Securities Act restrictive legend and an additional legend reflecting the provisions of paragraphs (I) and (II) of this Section 4(a)(vii); and each HD Purchaser shall have agreed in the H.D. Williams NPA to, among other items, that, generally until the date three (3) business days following the date the Company files with the SEC an “Acquisition 8-K” (I) none of such H.D. Williams Note Conversion Shares may be sold, assigned or otherwise transferred and (II) the right to vote all of the H.D. Williams Note Conversion Shares shall be provided to Ms. Will, all as reflected in an Irrevocable Proxy executed by each Purchaser of any of the 10,000,000 H.D. Williams Note Conversion Shares, and (III) the H.D. Williams Note shall be automatically and immediately cancelled following the conversion of the H.D. Williams Note into the 10,000,000 pre-split restricted H.D. Williams Note Conversion Shares, which such conversion shall, as provided in this Agreement and the H.D. Williams NPA, occur automatically and simultaneously with the Closing of this Agreement.

                        viii.            Greenwich and/or Mr. Capala shall be a CN Purchaser(s) in the Cowle NPA and shall purchase in the aggregate a $1,403.66 portion of the Cowle Note pursuant to the Cowle NPA, which such $1,403.66 portion of the Cowle Note upon closing shall automatically be converted into an aggregate of 1,300,000 pre-split restricted Cowle Note Conversion Shares, with each stock certificate representing any of 1,300,000 Cowle Note Conversion Shares containing a standard Securities Act restrictive legend and an additional legend reflecting the provisions of paragraphs (I) and (II) of this Section 4(a)(viii), and, Greenwich and Calapa shall have agreed in the Cowle NPA to, among other items, that, generally, until the date three (3) business days following the date the Company files with the SEC an Acquisition 8-K (I) none of the 1,300,000 Cowle Note Conversion Shares issued to Greenwich, Calapa and/or any of their respective assignees may be sold, assigned or otherwise transferred, and (II) the right to vote all of such 1,300,000 pre-split restricted Cowle Note Conversion Shares shall be provided to Ms. Will, all as reflected in an Irrevocable Proxy executed by each purchaser of any portion of the Cowle Note with respect to the 23,000,000 pre-split restricted Cowle Note Conversion Shares including, but not limited to, Greenwich, Calapa and/or any of their respective Assignees, and (III) the Cowle Note shall be cancelled automatically and immediately following the conversion of the Cowle Note into the pre-split restricted 23,000,000 Cowle Note Conversion Shares which such conversion shall, as provided in this Agreement and in the Cowle NPA, occur automatically and simultaneously with the Closing of this Agreement.

(b)	At the Closing, the Escrow Agent shall deliver to (x) the Purchaser the Stock Certificates and Related Items for the 9,467,150 Purchase Shares, and the other Seller Deliverables, (y) bank wire the $135,508.66 Purchase Price to the Attorney Trust Account of Mabey & Coombs, Esq., Sellers’ legal counsel, at Chase Bank in Salt Lake City the Purchase Price, less the $30,000 payable by the Sellers to Greenwich and/or its assignees, and (z) Ms. Will the Irrevocable Proxies.

(c)	Each of the parties hereto agrees to deliver such additional documents and instruments as may be necessary to carry out the transaction contemplated by this Agreement.

(3)

5.	Sellers’ Representations and Warranties.
(a)	Sellers’ Warranties Regarding UPNT. The Sellers, jointly and severally, warrant and represent to the Purchaser that:

(i)	Organization and Standing. UPNT is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada and has full power and authority to carry on its business as now conducted. UPNT is qualified to do business as a foreign corporation in every other state in which it operates to the extent required by the laws of such states. The copies of the Articles of Incorporation and Bylaws (each as amended through and including the Closing) of UPNT previously delivered to the Purchasers are true and complete as of the date hereof.

(ii)               Capitalization. UPNT’s entire authorized capital stock consists of 100,000,000 shares of Common Stock and 10,000,000 shares of preferred stock, par value $0.001 per share, the rights and preferences for which have not yet been established but which the Board has the power and authority to designate under Nevada law. As of the date hereof and at the Closing, the total issued and outstanding capital stock of UPNT shall consist of 13,892,597 shares of Common Stock (including the 9,476,150 Purchase Shares), the same number of shares that have been issued and outstanding in UPNT since February 2014; and as of the date hereof and at the Closing there will be no other voting or equity securities of UPNT issued and outstanding, and no outstanding subscriptions, warrants, calls, options, rights, commitments or agreements by which UPNT is bound, the only exception being the 2 Notes accruing interest at a rate of 8% per annum, in the aggregate principal amount, having the amount of accrued but unpaid interest and being owned beneficially and of record immediately prior to the Closing as follows: (1) the H.D. Williams Note in the aggregate principal amount of $41,312 as of December 31, 2014 and $47,311.67 aggregate principal amount as of March 31, 2015 (plus $2,463 of accrued but unpaid interest as of December 31, 2014 and $3,395.07 in accrued but unpaid interest as of March 31, 2015, owned by H.D. Williams and (2) the Cowle Note in the aggregate principal amount of $60,000 as of both December 31, 2014 and March 31, 2015 (plus $7,967 of accrued and unpaid interest as of December 31, 2014 and $9,151 of accrued and unpaid interest as of March 31, 2015), owned by Mr. Cowle, which 2 Notes are reflected in the line items “Due to Related Party” and “Note Payable” in UPNT’s audited balance sheet in its audited financial statements for the year ended December 31, 2014 included in UPNT’S 2014 10-K which aggregate principal amount of the 2 Notes has increased by $5,999.67 from December 31, 2014, through and including the Closing Date (excluding non-compounding interest on such principal amount at the rate of 8% per annum), of which such $5,999.67 additional principal amount was a result of additional funds loaned to UPNT by H.D. Williams or Blue Cap, which is reflected in bank statements provided to the Purchaser at or prior to Closing from H.D. Williams/Blue Cap and UPNT showing $6,000 funds debited from Blue Cap’s bank account at Wells Fargo Bank, Salt Lake City, and $6,000 funds credited to UPNT’s bank account Chase Bank, Salt Lake City, at March end 2015.

(iii)	Issuance of Shares. All outstanding shares of Common Stock have been duly authorized and validly issued, are fully paid and non-assessable, and were not issued in violation of any Applicable Law and are not subject to any rescission or similar rights.

(iv)	Corporate Records. All of UPNT’s books and records, including, without limitation, its books of account, corporate records, minute book, stock certificate books and other records are up-to-date, complete and reflect accurately and fairly the conduct of its business in all material respects since its date of incorporation.

(v)	Liabilities. UPNT will have no liabilities at Closing other than the principal amount and accrued but unpaid interest on the 2 Notes, as set forth in Section 5(a)(ii) above. The 2 Notes will be sold and assigned by separate agreements between the applicable Note Holder and the purchasers thereof at or prior to Closing, leaving such purchasers of the 2 Notes, prior to conversion thereof, as the only creditors of the Company.

(vi)	Agreements. At the Closing, UPNT will not be a party to or otherwise bound by any contract, agreement, lease, commitment, guarantee or arrangement of any kind, except as provided herein. It will, however, continue to maintain its marketing and distribution contracts intact in regards to its continued offer and sale of Gray-to-Great and Mitigator®, including any other or additional products that UPNT may be marketing by the time of Closing. These marketing/distribution agreements shall survive the Closing.

(vii)	Taxes. UPNT has filed all Tax Returns that it is required to file with all governmental agencies, wherever situate, and has paid or accrued for payment all Taxes as shown on such Returns, except for Taxes being contested in good faith. There is no material claim for Taxes that is a Lien against the property of UPNT other than Liens for Taxes not yet due and payable.

(viii)	Pending Actions. There are no legal actions, lawsuits, proceedings or investigations, either administrative or judicial, pending or threatened, against or affecting UPNT or against UPNT’s current or former officers or directors that arose out of their operation of UPNT. UPNT is not subject to any order, writ, judgment, injunction, decree, determination or award of any court, arbitrator or administrative, governmental or regulatory authority or body.

(ix)	No Violation of Agreements. Neither the execution and delivery of this Agreement and the carrying out of its purposes by the Sellers, nor the execution and delivery and the carrying out of the agreements and performance of the obligations by UPNT as contemplated herein, will result in the breach of any of the terms or conditions of, or constitute a default under or violate, UPNT’s Certificate of Incorporation or Bylaws (each as amended through the Closing) or any agreement, lease, mortgage, bond, indenture, license or other document or undertaking, oral or written, to which UPNT is a party or is bound or may be affected, nor will such execution, delivery and carrying out violate any order, writ, injunction, decree, law, rule or regulation of any court, regulatory agency or other governmental body.

(x)	Trading Status. The Common Stock is listed for quotation on the OTCQB with OTC Markets Group, Inc., under the symbol “UPNT.” To the best of Sellers’ knowledge, UPNT has not been threatened and is not subject to removal of its Common Stock from the OTCQB nor of any actions by the Sellers’ or any other person that could result in the Common Stock no longer being eligible to be quoted on the OTCQB.

(xi)	SEC Status. The Common Stock is registered pursuant to Section 12(g) of the Securities and Exchange Act of 1934 (the “Exchange Act”). During the prior 2 years, UPNT has filed all reports on a timely basis required by the applicable regulations of the SEC and is current in its SEC reporting requirements. All of the filings by UPNT under the Exchange Act within the past two years were true, correct and complete in all material respects when filed to the best knowledge, information and belief of the Sellers, were not misleading, and did not omit to state any material fact which was necessary to make the statements contained in such public filings not misleading in any material respect. While the Company in its periodic filings with the SEC checked the “non-shell” box on each SEC filing cover or caption sheet, and while Sellers in good faith believe that UPNT has never been a “Shell Company” (as defined below) because it has had continuous operations and non-nominal assets other than cash since it first became subject to the SEC reporting requirements under the Federal securities laws, Sellers make no warranty or guaranty that the Commission might not claim UPNT is a Shell Company (as defined in Rule 405 of the Commission’s General Rules and Regulations)..

(xii)	Compliance with Laws. UPNT’s operations have been conducted in all material respects in accordance with all applicable statutes, laws, rules and regulations. UPNT is not in violation of any Applicable Law.

(xiii)	Absence of Certain Changes or Events. Since December 31, 2014 and except as provided in the 2014 10-K:

(A) there has not been (i) any change that has had or would have a Material Adverse Effect on the business, operations, properties, assets, or condition of UPNT or (ii) any damage, destruction, or loss to UPNT (whether or not covered by insurance) materially and adversely affecting the business, operations, properties, assets, or condition of UPNT;

(B) UPNT has not (i) declared or made, or agreed to declare or make, any payment of dividends or distributions of any assets of any kind whatsoever to stockholders or purchased or redeemed, or agreed to purchase or redeem, any outstanding capital stock; (ii) waived any rights of value which in the aggregate are extraordinary or material considering the business of UPNT; or (iii) made any material change in its method of management, operation, or accounting;

(C) UPNT has not become subject to any law or regulation which has had or would in the future be substantially likely to have a Material Adverse Effect on UPNT.

(4)

(xiv)	No Bad Actors. Neither the Company, any of the Sellers, any of Company’s or the Sellers predecessors, affiliates, or any director, executive officer, and/or other officer or any beneficial owner (as that term is defined in Rule 13d-3 under the Securities Exchange Act of 1934, as amended) of 20% or more of Seller’s outstanding voting equity securities, calculated on the basis of voting power, nor any promoter (as that term is defined in Rule 405 under the Securities Act) connected with Company and/or the Seller in any capacity as of the date hereof (each, a “Seller Covered Person” and, together, “Seller Covered Persons”) is subject to any of the “Bad Actor” disqualifications described in Rule 506(d)(1)(i) to (viii) of the Securities Act (a “Disqualification Event”). The Sellers have exercised reasonable care to determine (A) the identity of each person that is a Seller Covered Person; and (B) whether any Seller Covered Person is subject to a Disqualification Event. The Sellers have complied, to the extent applicable, with its disclosure obligations under Rule 506(e) of the Securities Act, and has furnished to the Purchaser a copy of any disclosures provided thereunder. If any of the above changes prior to Closing, Sellers shall immediately inform the Purchaser in writing of such change and the applicable facts and documents related thereto.

(xv)	No Insurance. UPNT maintains no insurance, nor does it maintain any insurance in connection with its past marketing of X-Mint, Tonify, Gray-to-Great or Mitigator® on the Internet through its website, www.upliftnutritioninc.com. UPNT maintains no such insurance because UPNT is informed that the companies that manufacture these products carry substantial products liability and other insurance and it is UPNT’s understanding that no such insurance is necessary or required for distributors of such products. Recently UPNT has discontinued offering X-Mint and Tonify on its website and has concentrated on sales of its other products, all as disclosed in the 2014 10-K.

(xvi)	No Payments to Sellers. No Seller and/or any of their respective Affiliates, and to the best of each Seller’s knowledge, no other person has received directly and/or indirectly from UPNT and/or any Affiliate, employee, consultant, directors, officers, and/or related party of UPNT and/or any Affiliate of any such parties or any other persons, any funds, securities and/or other items of value whether of UPNT or any third party related to, in connection with or arising out of the 2 Notes and/or representing repayment of any principal, payment or of any interest on the 2 Notes, and/or as an inducement to lend money to UPNT or otherwise; and all of the $101,312 ($60,000 represented by the Cowle Note and $41,312 represented by H.D. Williams Note) aggregate principal amount of the 2 Notes as of December 31, 2014 (as increased by approximately $6,000 in principal on the H.D. Williams Note as a result of an additional $6,000 loaned to the Company by H.D. Williams and/or, Blue Cap, between December 31, 2014 and the Closing), represents actual cash loaned to the Company for working capital purposes of the Company and neither such principal nor any accrued but unpaid interest thereon has directly and/or indirectly been repaid and/or waived.

(xvii)	Certain Rights. It is the Sellers’ joint and several obligation to pay to Greenwich and Calapa (i) a $30,000 cash payment at Closing, and (ii) sell to Calapa and/or Greenwich the $1,403.66 portion of the Cowle Note which shall be automatically and immediately following such purchase converted into 1,300,000 pre-split restricted Cowle Note Conversion Shares which 1,300,000 shares, when issued, shall bear standard Securities Act restrictive legends and other legends required pursuant to this Agreement and/or the Cowle NPA, all as provided in the Irrevocable Proxies, this Agreement and in the Cowle NPA; and neither the Purchaser, the Company nor any other persons shall have any liability and/or obligation to pay any such funds, and/or issue shares or other items to such person and/or anyone else.

(xviii)	Non-Affiliate Status. Mr. Cowle is the beneficial owner of 633,000 shares of Common Stock and the $60,000 Cowle Note referenced in Section 5(a)(ii) above which is convertible into shares of Common Stock as per the agreement of UPNT and the Note holder. Mr. Cowle, is not, and at Closing will not be, a record or beneficial owner of any other securities and/or indebtedness of the Company nor does he have any direct or indirect understanding, and/or agreement (whether in writing or otherwise) to acquire, vote and/or share in the profits of any other securities of the Company with any other person; further, Mr. Cowle has never been an Affiliate of UPNT as defined in Rule 405 of the General Rules and Regulations of the Commission. The Sellers have read and understand such definition of “Affiliate.”

(xix)	DTC Eligible. The shares of Common Stock are DTC eligible and DTC has not placed a freeze, chill and/or lock-down on the shares of Common Stock; and the Sellers have no reason to believe that DTC has any grounds and/or intends to take any such action in the future to effectuate a freeze, chill, lockdown or to make the shares of Common Stock not DTC eligible.

(b)	Sellers’ Warranties Regarding the Purchase Shares. Each of the Sellers warrants and represents to the Purchaser as follows:

(i)	Title to Shares. The Sellers are the sole and exclusive beneficial and record owner of the 9,467,150 Purchase Shares (H.D. Williams’ 8,401,550 Purchase Shares; Mr. Cowle’ 633,000 Purchase Shares; and Mr. Williams’ 441,600 Purchase Shares), free and clear of all Liens (as defined above), encumbrances, and rights of first refusal, pre-emptive and similar rights. By the transfer of the 9,467,150 Purchase Shares to the Purchaser pursuant to this Agreement, the Purchaser will acquire sole and exclusive good and marketable title to the Shares conveyed to Purchaser, free and clear of all Liens, including but not limited to, pre-emptive rights, rights of first refusal and/or similar rights, except for restrictions imposed by applicable federal and state securities laws. H.D. Williams also is the beneficial and record owner of an additional 2,000,000 shares of restricted Common Stock represented by Stock Certificate no.: 1339. H.D. Williams agrees not to sell and/or otherwise transfer any of such 2,000,000 shares until following the effective date the 1 for 10 reverse stock split.

(ii)	No Consent. No consent, waiver, approval, order or authorization of, or registration, declaration or filing with, any court, administrative agency or commission or other non-U.S., U.S., state, county, local or other foreign governmental authority, instrumentality, agency or commission or any third party is required by or with respect to Seller in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby, except for the filing of a Current Report on Form 8-K with the SEC reporting a change in control of the Company and a Rule 14f-1 Information Statement, both of which UPNT intends to file in connection with the transaction set forth in this Agreement and the cost of which shall not be borne by the Sellers. In addition, those directors and officers or other insiders or “Affiliates” who will no longer have such status as a result of such transactions, shall file final Form 4’s with the SEC within 2 days following the effective date of the Form 14f-1 as to all current directors, except H.D. Williams who shall file his Form 4 within 2 days of the Closing.

(iii)	Validity of Agreement. This Agreement has been duly executed by each Seller and constitutes each Seller’s valid and binding obligation, except to the extent limited by applicable bankruptcy, reorganization, insolvency, moratorium or other laws relating to or effecting generally the enforcement of creditors’ rights. The execution and delivery of this Agreement and the carrying out of its purposes will not result in the breach of any of the terms or conditions of, or constitute a default under or violate, any agreement, lease, mortgage, bond, indenture, license or other document or undertaking, oral or written, to which any Seller is a party or by which any Seller is bound or may be affected, nor will such execution, delivery and carrying out violate any order, writ, injunction, decree, law, rule or regulation of any court, regulatory agency or other governmental body.

(5)

6.	Purchaser’s Warranties. The Purchaser represents and warrants to the Sellers that:

(a)                Own Account; Not for Distribution. Purchaser is acquiring the Purchase Shares set forth on Annex I for its own account, for investment and not with a view to the sale or distribution of all or any part of the Purchase Shares. Upon Closing, except the shareholders and directors in such capacities of Purchaser, no person and/or entity other than the Purchaser will have any direct or beneficial interest in the Purchase Shares purchased by the Purchaser.

(b)               Not Registered Shares. Purchaser understands that because the Purchase Shares have not been registered under the Securities Act, such Shares are “restricted shares” as defined pursuant to Rule 144 of the Securities Act, the Purchaser must continue to bear the economic risk of the investment for an indefinite time, and the Purchase Shares purchased by the Purchaser cannot be sold unless they are subsequently registered pursuant to the Securities Act or an exemption from registration is available.

(c)                Legend. Purchaser consents to the placing of a restrictive legend on the certificates representing all of the Purchase Shares purchased by the Purchaser stating generally that such Purchase Shares have not been registered under the Securities Act, are restricted securities and to the placing of a stop transfer order on the books of UPNT and with any transfer agent of the Company against the Purchase Shares until such Purchased Shares may be legally resold or distributed pursuant to the Securities Act.

(d)               Material Information. Purchaser hereby represents and warrants that it has been furnished with all information which it deemed necessary to evaluate the merits and risks of the purchase of the Purchased Shares and it has had the opportunity to ask questions and receive answers concerning the Purchased Shares and UPNT from the Sellers, and to obtain any additional information concerning the Purchased Shares, or UPNT necessary to verify the accuracy of the information furnished or made available in connection herewith. Purchaser, by and through or by virtue of its shareholders, is an “accredited investor” as that term is defined in Rule 405 of the General Rules and Regulations of the Commission and as may be further defined in all relevant state and federal securities laws, including the amendments thereto in the Frank-Dodd Financial Reform Act of 2010, which excludes the equity in one’s personal residence in the calculation of net worth for “accredited investor” purposes. Purchaser has consulted with counsel in deciding to enter into this transaction and Purchaser warrants and represents that all questions of such counsel have been answered to Purchaser’s satisfaction.

(e)                Sophistication. Purchaser has such knowledge and experience in financial and business matters so as to be capable of utilizing said information to evaluate the risks of the prospective investment and to make an informed investment decision. Purchaser, by and through or by virtue of its shareholders, is able to bear the economic risk of its investment in the Purchase Shares.

(f)                No Distribution. Purchaser agrees that it will not sell or otherwise distribute all or any part of the Purchase Shares until (1) there is an effective registration statement under the Securities Act and applicable state securities laws covering any such transaction involving the Purchase Shares, or (2) UPNT receives an opinion of legal counsel stating that such transaction is exempt from registration.

(g)            Validity of Agreement. This Agreement has been duly executed by the Purchaser and constitutes its valid and binding obligation, except to the extent limited by applicable bankruptcy, reorganization, insolvency, moratorium or other laws relating to or effecting generally the enforcement of creditors’ rights. The execution and delivery of this Agreement and the carrying out of its purposes will not result in the breach of any of the terms or conditions of, or constitute a default under or violate, any agreement, lease, mortgage, bond, indenture, license or other material document or undertaking, oral or written, to which the Purchaser is a party or is bound or may be affected, nor will such execution, delivery and carrying out violate any order, writ, injunction, decree, law, rule or regulation of any court, regulatory agency or other governmental body.

(h)            Reverse Stock Split. After the 14f-1 Information Statement is effective, the newly appointed Board of Directors, by and at the direction of the Purchaser, agree to authorize a 1 for 10 reverse split of the issued outstanding shares of Common Stock the basis and also, if they so desire, change the name of UPNT to a name of its choosing. This will require the filing a 14C Information Statement on EDGAR and mailing the same out to the shareholders of UPNT, and the written consent of holders owing no less than 50.01% of the issued and outstanding Common Stock as (and if) Nevada law requires a certificate of amendment to the certificate of incorporation for a Nevada Corporation to effectuate a reverse split that isn’t reducing the authorized shares.

(6)

7.	Parties’ Covenants.

(a)	Announcement. Prior to the Closing, no party hereto nor UPNT shall issue any press release or otherwise make any public statement with respect to this Agreement or the transactions contemplated hereby without the prior consent of the other parties (which consent shall not be unreasonably withheld), except as may be required by applicable law or securities regulation. The parties will, to the extent practicable, consult with each other before issuing, and provide each other the opportunity to review and comment upon, any such press release or other public statements with respect to this Agreement and the transactions contemplated hereby whether or not required by Applicable Law.

(b)	Access to Information; Inspection by Purchasers. Prior to the Closing, the Sellers will cause UPNT to make available for inspection by the Purchaser, during normal business hours, all of Company’s and the Sellers’ records regarding the securities of the Company and UPNT’s records (including tax records), books of account, premises, contracts and all other documents in UPNT’s possession or control that are reasonably requested by any Purchaser to inspect and examine the business and affairs of UPNT. Sellers will cause UPNT’s managerial employees and regular independent accountants to be available upon reasonable advance notice to answer questions of the Purchasers concerning the Sellers, the Purchase Shares and/or any other securities of UPNT, and the business and affairs of UPNT. The Purchaser will treat and hold as confidential any information it receives from UPNT in the course of the reviews contemplated by this Section 7(b). No examination by the Purchaser will, however, constitute a waiver or relinquishment by the Purchasers of his or their rights to rely on the Sellers’ covenants, representations and warranties made herein or pursuant hereto.

8.	[Section 8 Intentionally Left Blank]

9.	Closing Conditions.

(a)                Conditions Precedent to Obligations of Purchaser. The obligations of the Purchaser under this Agreement shall be and are subject to fulfillment, prior to or at the Closing, of each of the following conditions:

(i)	Representations and Warranties. The Sellers’ representations set forth in Section 5 hereof shall be true and correct on the Closing Date, as if such representations and warranties had been made on and as of the Closing Date, and the Sellers shall have delivered to the Purchaser a certification to such effect.

(ii)	Performance. The Sellers, Mr. Capala and Greenwich shall have performed or complied with all agreements, terms and conditions required by this Agreement to be performed or complied with by them prior to or at the time of the Closing.

(iii)	Material Changes. Since December 31, 2014, UPNT shall not have suffered a Material Adverse Effect and, without limiting the generality of the foregoing, there shall be no pending litigation to which UPNT or any Seller is a party which is reasonably likely to have a Material Adverse Effect on UPNT or to affect the ability of the Sellers to sell their Shares as contemplated herein.

(iv)	Reporting and Trading Status, Etc. The Common Stock will continue to be listed for trading on the OTCQB, and bid and asked quotations shall be posted as of the Closing Date, the shares of Common Stock shall continue to be DTC eligible and DTC shall not have placed any freeze, chill or lock-down on the shares of Common Stock and the Company shall be current on all of its filings obligations with the Commission; and none of the Sellers shall have knowledge of any facts or circumstances or reason to believe that any of such will or could change in the foreseeable future.

(v)	Election of Directors. The 2 UPNT current Directors shall have appointed all of the Purchasers’ nominees to the Board of UPNT, effective at such time as UPNT’s Rule 14f-1 Information Statement to be mailed to shareholders becomes effective by operation of law. Thereafter, such 2 UPNT current Directors’ and Officers’ resignations shall become automatically effective. Such newly appointed directors shall file Form 3’s on Edgar within 2 days of assuming their duties as Board Members. The resigning directors shall file “final” Form 4’s within 2 days of the date the 14f-1 is effective.

(vi)	Documents Satisfactory. All documents and instruments to be delivered pursuant to this Agreement shall be reasonably satisfactory in substance and form to the Purchaser and Purchaser’s legal counsel, and the Purchaser and Purchaser’s legal counsel shall have received all such counterpart originals (or certified or other copies) of such documents as they may reasonably request.

(b)               Conditions Precedent to Obligations of Sellers. The obligations of the Sellers under this Agreement shall be and are subject to fulfillment, prior to or at the Closing, of each of the following conditions:

(i)	Representations and Warranties. The representations and warranties of the Purchasers set forth in Section 6 hereof shall be true and correct on the Closing Date, as if such representations and warranties had been made on and as of the Closing Date.

(ii)	Performance. The Purchaser shall have performed or complied with all agreements, terms and conditions required by this Agreement to be performed or complied with by them prior to or at the time of the Closing.

(iii)	Documents Satisfactory. All documents and instruments to be delivered pursuant to this Agreement shall be reasonably satisfactory in substance and form to Sellers and their counsel, and Sellers and their counsel shall have received all such counterpart originals (or certified or other copies) of such documents as they may reasonably request.

(7)

10. Termination. This Agreement may be terminated at any time before or at Closing, by:

(a)    The mutual agreement of the parties;

(b)   Any party if the Closing has not occurred by May 30, 2015, unless that party caused the failure to close by its failure to satisfy the covenants herein;

(c)    Any party if any legal proceeding shall have been instituted or shall be imminently threatening to delay, restrain or prevent the consummation of this Agreement or any material component thereof;

(d)   The Sellers, if the Purchaser shall have breached in any material respect any of their representations, warranties, covenants or other agreements contained in this Agreement, and the breach cannot be or has not been cured within thirty (30) calendar days after the giving of written notice by the Sellers to the Purchasers; or

(e)    The Purchaser, if any of the Sellers shall have breached in any material respect any of his representations, warranties, covenants or other agreements contained in this Agreement, and the breach cannot be or has not been cured within thirty (30) calendar days after the giving of written notice by the Purchaser to the Sellers.

Upon termination of this Agreement for any reason, in accordance with the terms and conditions set forth in this paragraph, each party shall bear all costs and expenses as each party has incurred and no party shall be liable to the other for such costs and expenses. No party shall have any further liability or obligation to any other party in the event of such a termination, except for their respective obligations with respect to Confidential Information (as defined in Section 10 below).

11. Confidentiality. No party will, nor will he permit any of his agents, or representatives to, use for any purpose (other than evaluation of the transactions contemplated hereby) or disclose to any third parties, any “Confidential Information” regarding the other or the business of the other. Confidential Information regarding UPNT shall consist of information obtained directly or indirectly from a party to this Agreement in connection with the transactions contemplated herein, but shall not include: (a) any information that already had become or later becomes publicly available; (b) any information that already had been or later is lawfully developed or obtained by the party receiving the information from independent sources; or (c) any information the disclosure of which is required by law including, but not limited to, Commission laws, rules and regulations regarding disclosure of information in Current Reports on Form 8-K and periodic reports requested to be filed with the Commission. If this Agreement is terminated without consummation of the stock purchase contemplated hereunder, each of the parties agrees to return or destroy all documents (including documents stored in electronic media) containing or reflecting Confidential Information regarding the other and their respective businesses.

12. Notices. All notices and other communications under this Agreement shall be in writing and shall be deemed to have been given or made as follows:

a.          If sent by an overnight air courier with a national reputation, 2 business days after being sent;

b.            If sent by facsimile transmission, when transmitted to the fax numbers noted below and receipt is confirmed by the fax machine; or

c.             If sent by email, when sent (but only if the sender has written confirmation of such email transmission being sent), or

d.            If personally delivered, when delivered.

All notices and other communications under this Agreement shall be sent or delivered as follows:

If to the Purchaser, to:

As set forth on Annex I hereto:

If to the Sellers, to:

John Michael Coombs, Esq.

c/o MABEY & COOMBS, L.C.

3098 South Highland Drive, Suite 323

Salt Lake City, UT 84106-6001

Phone No. 801-467-2997

Facsimile: 801-467-3256

Email address: jmcoombs@sisna.com

If to the Escrow Agent, to:

J. M. Walker & Associates, Attorneys At Law

Attn:  Jody M. Walker

7841 S. Garfield Way

Centennial, CO  80122

Phone: (303) 850-7637

Fax: (303) 482-2731

Email: jmwlkr85@gmail.com

Each Party may change its address by written notice in accordance with this Section.

13. Provisions Concerning Escrow Agent. The Escrow Agent shall perform her obligations hereunder subject to the following provisions.

(a)                Scope of Duties. The duties of the Escrow Agent shall be entirely administrative in nature, and the Escrow Agent shall have no fiduciary obligation to any party hereto. The Escrow Agent shall be obligated to act only in accordance with written instructions received by him as provided herein, except that the Escrow Agent shall comply with any final and unappealable order, judgment or decree of any court of competent jurisdiction received by him. No implied duties or obligations of any kind shall be read into this Agreement.

(b)               Limitation on Liability. In performing his duties hereunder, the Escrow Agent shall not incur any liability to anyone for any damages, losses or expenses except for damages, losses or expenses resulting directly from the willful default, gross negligence or fraud of the Escrow Agent. In no event will the Escrow Agent be liable for any special, consequential or punitive damages.

(c)                Reliance on Counsel, etc. The Escrow Agent shall not in any case incur liability with respect to any action taken or omitted in good faith upon advice of counsel, or any action taken or omitted in reliance upon any written notice, release or other document provided to the Escrow Agent as to the genuineness of the signatures thereon, the authority of the signatories, its due execution, the validity and effectiveness of its provisions, or the truth and accuracy of the information contained therein.

(d)               Indemnification of Escrow Agent; Expenses. The Escrow Agent shall not be responsible for initiating any action, claim or proceeding hereunder. The Purchaser and the Sellers shall jointly and severally indemnify the Escrow Agent (and her heirs and legal representatives) and hold her and them harmless from and against, any and all losses, damages, liability and expenses, including attorneys fees, incurred by the Escrow Agent in connection with the performance of his duties hereunder, including but not limited to attorneys’ fees and other costs and expenses of defending against any claim of liability (except liability arising out of the Escrow Agent’s fraud, willful default or gross negligence) arising out of this Agreement. The Escrow Agent shall not be obligated to take any legal or other action hereunder which might in his judgment involve or cause him to incur any expense or liability unless he shall have been furnished with acceptable indemnification.

(e)                Disputes. In the event of any dispute between the parties, or if any conflicting demand shall be made upon the Escrow Agent, the Escrow Agent shall not be required to determine the same or take any action thereon. Rather, the Escrow Agent may, at his sole option, (a) retain the certificates for the Purchased Shares and the other closing documents and instruments in his possession, without liability to anyone, until such dispute shall have been settled or resolved; or (b) file a suit in interpleader in the Third Judicial District Court in and for Salt Lake County, State of Utah, for the purpose of having the respective rights of the parties adjudicated. The Escrow Agent may, upon initiation of such suit, deposit the Shares with the court and, upon giving notice thereof to the parties, the Escrow Agent shall be fully released and discharged from all further obligations hereunder.

(f)                Resignation. The Escrow Agent may resign at any time by delivering notice to the parties hereto. If the parties fail to advise the Escrow Agent within ten business days as to the appointment of a successor, the Escrow Agent may, at his sole option, (a) retain the Purchased Shares and the other closing documents and instruments in his possession, without liability to anyone, until such appointment shall have been made; or (b) file a suit in interpleader in the Third Judicial District Court in and for Salt Lake County, State of Utah, for the purpose of having a successor appointed. The Escrow Agent may, upon initiation of such suit, deposit the Purchased Shares with the court and, upon giving notice thereof to the parties, the Escrow Agent shall be fully released and discharged from all further obligations hereunder.

(g)               Payment to Escrow Agent. Simultaneously with the Closing, the Purchaser shall pay to the Escrow Agent its fees and expenses for acting as escrow agent in connection with this Agreement, the Cowle NPA and the H.D. Williams NPA.

(8)

14. Applicable Law, Etc. This Agreement and the terms and conditions set forth herein, shall be governed by and construed solely and exclusively in accordance with the internal laws of the State of Utah without regard to the conflicts of laws principles thereof. The parties hereto hereby expressly and irrevocably agree that any suit or proceeding arising directly and/or indirectly pursuant to or under this Agreement shall be brought solely in a federal or state court located in Salt Lake County, State of Utah. By its execution hereof, the parties hereto covenant and irrevocably submit to the in personam jurisdiction of the federal and state courts located in Salt Lake County, State of Utah and agree that any process in any such action may be served upon any of them personally, or by certified mail or registered mail upon them or their agent, return receipt requested, with the same full force and effect as if personally served upon them in Salt Lake County, State of Utah. The parties hereto expressly and irrevocably waive any claim that any such jurisdiction is not a convenient forum for any such suit or proceeding and any defense or lack of in personam jurisdiction with respect thereto. In the event of any such action or proceeding, the party prevailing therein shall be entitled to payment from the other parties hereto of all of its reasonable counsel fees and disbursements.

15. Entire Agreement. This Agreement (including the documents and instruments referred to in this Agreement) contains the entire understanding of the parties with respect to the subject matter contained in this Agreement, and supersedes and cancels all prior agreements, negotiations, correspondence, undertakings and communications of the parties, oral or written, respecting such subject matter.

16. Amendment. Neither this Agreement nor any provision may be amended or modified except by written agreement signed by the Parties hereto.

17. Counterparts. This Agreement may be executed in multiple facsimile or original counterparts. Each of the counterparts shall be deemed an original, and together they shall constitute one and the same binding Agreement, with one counterpart being delivered to each Party hereto.

18. Due Assurance. Purchaser warrants and represents that the person signing below on its behalf has due power and authority to sign this Agreement on behalf of the Purchaser and bind it accordingly.

[SIGNATURE PAGE TO FOLLOW]

(9)

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first appearing above.

PURCHASER:

MCB NETWORK CORP.

__________________________________

By: Sharon Will

Title: Executive Officer

SELLERS:

__________________________________

H. Deworth Williams

__________________________________

Edward F. Cowle

__________________________________

Geoff Williams

__________________________________

Nick Calapa (solely as to all items set forth

in the Agreement relating to Mr. Calapa and/or

Greenwich Financial Group including, but not

limited to, providing the Calapa/Greenwich

Release, executing and delivering to Ms. Will the

Irrevocable Proxy and Lock-Up, and Calapa and/or

Greenwich purchasing in the aggregate a $1,403.66

portion of the Cowle Note which shall be

automatically convertible into an aggregate

1,300,000 pre-split restricted Cowle Note

Conversion Shares under the Cowle NPA)

GREENWICH FINANCIAL GROUP

(solely as to all items set forth in

the Agreement relating to Mr. Calapa

and/or Greenwich Financial Group including, but

not limited to, entry into the Calapa/Greenwich

Release, executing and delivery to Ms. Will the

Irrevocable Proxy and Lock-Up, and Calapa and/or

Greenwich purchasing in the aggregate a $1,403.66

portion of the Cowle Note shall be automatically

convertible into an aggregate of 1,300,000 pre-split,

restricted Cowle Note Conversion Shares under the

Cowle NPA)

By: ___________________________________

Name:

Title:

The undersigned agrees to undertake the duties and responsibilities of the Escrow Agent set forth in Section 13 above.

ESCROW AGENT

______________________________

Jody Walker, Esq.

(10)

EXHIBIT A

IRREVOCABLE PROXY AND LOCK-UP- AGREEMENT